Exhibit 99.1

	Zales Jewelers	Executive Office:

	Zales Outlet	901 West Walnut Hill Lane

	Zale Direct	Irving, Texas 75038-1003

	Gordon’s Jewelers	972.580.4000

	Peoples Jewellers	Fax 972.580.5523
ZALE CORPORATION
	Mappins Jewellers	www.zalecorp.com

Piercing Pagoda

NEWS RELEASE

CONTACT:	Investor Relations
David Sternblitz, Vice President and Treasurer
Rhett Butler, Manager of Investor Relations
(972) 580-5047

ZALE CORPORATION REPORTS EPS LOSS OF $0.15 FOR THE FOURTH QUARTER OF FISCAL 2008

•                  6.1% increase in fourth quarter comparable store sales

•                  $127 million clearance inventory reduction in fiscal 2008

•                  17.6 million shares were repurchased in fiscal 2008; 36% reduction in outstanding shares

•                  Fiscal year 2009 EPS guidance of $1.10 - $1.25; EPS adjusted for total warranty sales of $2.35 - $2.50

•                  Fiscal year 2009 Free Cash Flow guidance of $145 - $155 million

DALLAS, Texas, August 28, 2008 - Zale Corporation (NYSE: ZLC), a leading specialty retailer of fine jewelry in North America, today reported a net loss from continuing operations for the fourth quarter of fiscal 2008 of $4.9 million, or $0.15 per share, compared to net earnings from continuing operations of $0.7 million, or $0.01 per diluted share, for the fourth quarter of fiscal 2007.

The loss for the fourth quarter of fiscal 2008 includes a benefit associated with the release of a vacation accrual of $7.7 million, net of taxes, or $0.23 per share, and a gain on the sale of an unproductive asset of $3.5 million, or $0.10 per share.  The earnings for the fourth quarter of fiscal 2007 included a benefit of $1.1 million, or $0.02 per share, for the net impact of derivative versus hedge accounting on the Company’s gold and silver contracts and a net tax benefit of $6.7 million, or $0.14 per diluted share, primarily related to a decision to indefinitely reinvest certain undistributed foreign earnings in accordance with APB 23.

“In the fourth quarter, we exceeded our expectations for sales, earnings and inventory reduction,” said Neal Goldberg, Chief Executive Officer.  “We sustained the strong momentum we achieved in our third quarter as we made improvements to our core assortment and executed our clearance strategy, driving our second straight quarterly comp store increase of approximately 6%.  This demonstrates our ability to continue to drive traffic and capture market share in a tough environment.”

Mr. Goldberg concluded, “After a challenging start to fiscal 2008, which included a disappointing Holiday season, we executed a focused agenda with clear objectives.  To improve performance over the current fiscal year and beyond, we are concentrating on improving our customer focus, enhancing operational effectiveness and maintaining financial discipline.  Specific actions we are taking to achieve these objectives include differentiating our product offering by simplifying and focusing our assortment; streamlining the organization to eliminate redundancies; realizing $65 plus million in ongoing annualized savings; and permanently reducing $100 million in inventory.  We believe, given the progress made against our initiatives, that we are well-positioned as we enter the new fiscal year.”

Warranty Program

The Company extended the service period covered under the warranty program from two years to the lifetime of product ownership in 2007.  As a result, revenues are now recognized on a straight-line basis over five years as opposed to the previous pro rata recognition based on the timing of the related servicing costs.  As the accounting for total warranty sales continue to normalize over the next three to four years, the Company expects recognized revenues to continue to increase and trend more closely to actual total warranty sales.

For the quarter ending July 31, 2008, total warranty sales increased 6% to $26.2 million, compared to $24.7 million the prior year.  For the quarter ending July 31, 2008 and 2007,

revenue recognized was $11.1 million and $9.2 million while deferred revenue grew $15.1 million and $15.5 million, respectively.

For the year ending July 31, 2008, total warranty sales increased 12% to $120.8 million, compared to $107.9 million the prior year.  For the year ending July 31, 2008 and 2007, revenue recognized was $41.6 million and $45.2 million while deferred revenue grew $79.2 million and $62.7 million, respectively.

Fourth Quarter of 2008

•                  Revenues for the fourth quarter ended July 31, 2008 were $456 million compared to $430 million last year, an increase of 6.1%.

•                  Comparable store sales for the fourth quarter increased 6.1%.

•                  Repurchased approximately 3.9 million shares during the fourth quarter.  Shares outstanding were approximately 32 million at July 31, 2008.

Full Year 2008

•                  Revenues for the twelve months ended July 31, 2008 were $2.14 billion compared to $2.15 billion last year, a decrease of 0.7%.

•                  Comparable store sales for the twelve months ended July 31, 2008 decreased 0.7%.

•                  Earnings from continuing operations for the twelve months ended July 31, 2008 were $3.7 million or $0.09 per diluted share, compared to earnings of $48.1 million, or $0.98 per diluted share for the twelve months ended July 31, 2007.

•                  Approximately 17.6 million shares were repurchased in fiscal 2008 at an average price of $18.59.  This represents approximately $327 million of the $350 million stock repurchase authorization – a 36% reduction in actual shares in fiscal 2008.

Guidance

As a result of the change in the Company’s warranty programs in fiscal 2007, management considers non-GAAP total revenues and non-GAAP EPS, both adjusted for total warranty sales, as important metrics in evaluating the Company’s current performance.  As such, for the full year ended July 31, 2009, the Company expects the following:

•                  Diluted EPS in the range of $1.10 to $1.25; Diluted EPS adjusted for total warranty sales in the range of $2.35 to $2.50.

•                  Revenue includes:

•                  comparable store sales in the range of negative 1% to flat;

•                  a store count which is planned to be slightly down, consistent with reduced capital spending in fiscal 2009.

•                  Revenue adjusted for total warranty sales includes approximately $65 million in additional deferred revenue.

•                  Free Cash Flow in the range of $145 million to $155 million.

•                  The Company expects approximately $120 million in total warranty sales.  Total revenue recognized from warranty sales is expected to be $55 million for fiscal 2009, which includes $15 million from 2009 sales plus $40 million from sales made in 2007 and 2008.

A conference call will be held today at 9:00 a.m. Eastern Time.   Parties interested in participating should dial 800-679-2671 or 706-643-7467 five minutes prior to the scheduled start time.  A webcast of the call, as well as a replay, will be available on the Company’s Web site at www.zalecorp.com.   For additional information, contact Investor Relations at 972-580-5047.

The Company also announced that it will be presenting at the Goldman Sachs Retailing Conference on Wednesday, September 3, 2008 at 8:45 a.m. Eastern Time.  The webcast will be available on the Company’s Web site at www.zalecorp.com

About Zale Corporation

Zale Corporation is a leading specialty retailer of fine jewelry in North America, operating approximately 2,130 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation’s brands include Zales Jewelers, Zales Outlet, Gordon’s Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release contains forward-looking statements, including estimates relating to sales as adjusted for total warranty sales, earnings, earnings per share, earnings per share adjusted for total warranty sales, cash flows and capital expenditures, and statements regarding the strategies being implemented by the Company and their future success, including the reduction of inventory and estimated annualized savings from expense reductions. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company’s actual results to differ materially from the results expressed in the forward-looking statements.  These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may not grow and may even decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company’s private label credit card arrangement with Citi may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2007.  The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(Unaudited, Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	July 31		July 31
	2008	2007	2008	2007

Revenues	$456,222	$429,974	$2,138,041	$2,152,785
Cost of Sales	240,471	202,124	1,089,553	1,029,553
Gross Margin	215,751	227,850	1,048,488	1,123,232
% of Revenue	47.3%	53.0%	49.0%	52.2%
Selling, General and Administrative	215,361	217,572	969,769	967,643
% of Revenue	47.2%	50.6%	45.4%	45.0%
Cost of Insurance Operations	1,657	1,659	6,744	6,949
Depreciation and Amortization	15,127	14,572	60,244	56,595
Derivative Loss	—	111	—	7,184
Operating (Loss) Earnings	(16,394)	(6,064)	11,731	84,861
% of Revenue	-3.6%	-1.4%	0.5%	3.9%
Interest Expense	(2,774)	(3,730)	(12,364)	(18,969)
Other Income	3,500	—	3,500	—
(Loss) Earnings Before Income Taxes	(15,668)	(9,794)	2,867	65,892
Income Tax Benefit (Expense)	10,784	10,511	850	(17,783)
(Loss) Earnings from continuing operations	(4,884)	717	3,717	48,109
Earnings from discontinued operations, net of taxes	—	820	7,084	11,143
Net (Loss) Earnings	$(4,884)	$1,537	$10,801	$59,252

Basic (Loss) Earnings Per Common Share:
(Loss) Earnings from continuing operations	$(0.15)	$0.01	$0.09	$0.99
Earnings from discontinued operations	$—	$0.02	$0.16	$0.23
Net (Loss) Earnings per share	$(0.15)	$0.03	$0.25	$1.22

Diluted (Loss) Earnings Per Common Share:
(Loss) Earnings from continuing operations	$(0.15)	$0.01	$0.09	$0.98
Earnings from discontinued operations	$—	$0.02	$0.16	$0.23
Net (Loss) Earnings per share	$(0.15)	$0.03	$0.25	$1.21

Weighted Average Number of Common Shares Outstanding:
Basic	33,550	49,031	42,361	48,694
Diluted	33,550	49,210	42,476	48,995

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA

(Unaudited, Dollars in thousands)

			Difference
	July 31,	July 31,	July 2008 vs July 2007
	2008	2007	Amount	Percent
ASSETS
Current Assets:
Cash and cash equivalents	$65,579	$37,643	$27,936	74.2%
Merchandise inventories	779,565	1,021,164	(241,599)	-23.7%
Other current assets	125,446	113,511	11,935	10.5%
Total current assets	970,590	1,172,318	(201,728)	-17.2%

Property and equipment	734,760	743,632	(8,872)	-1.2%
Less accumulated depreciation and amortization	(436,873)	(439,236)	2,363	-0.5%
Net property and equipment	297,887	304,396	(6,509)	-2.1%

Goodwill	103,685	100,740	2,945	2.9%
Other assets	35,946	35,187	759	2.2%
Deferred tax asset	6,184	1,305	4,879	373.9%
Total Assets	$1,414,292	$1,613,946	$(199,654)	-12.4%

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$262,275	$300,929	$(38,654)	-12.8%
Deferred tax liability	57,626	73,529	(15,903)	-21.6%
Total current liabilities	319,901	374,458	(54,557)	-14.6%

Long-term debt	326,306	227,306	99,000	43.6%
Other liabilities	169,285	109,609	59,676	54.4%

Contingencies

Stockholders’ Investment:
Common stock	488	487	1	0.2%
Additional paid-In capital	144,456	138,036	6,420	4.7%
Accumulated other comprehensive income	51,036	45,939	5,097	11.1%
Accumulated earnings	879,514	868,111	11,403	1.3%
	1,075,494	1,052,573	22,921	2.2%
Treasury stock	(476,694)	(150,000)	(326,694)	217.8%
Total stockholders’ investment	598,800	902,573	(303,773)	-33.7%

Total liabilities and stockholders’ investment	$1,414,292	$1,613,946	$(199,654)	-12.4%

Non-GAAP Financial Measures and Reconciliations

This press release includes a presentation of estimates for the fiscal year ending July 31, 2009 (“FY 2009”) with respect to earnings and earnings per share, as adjusted for deferred revenue under the lifetime jewelry plan.  In addition, this press release includes a presentation of earnings and earnings per share for the fiscal year ended July 31, 2008 (“FY 2008”) adjusted for deferred revenue under the lifetime jewelry plan and to exclude a gain on the sale of an asset and a positive vacation accrual adjustment.  In addition, this press release includes a presentation of earnings and earnings per share for the fiscal year ended July 31, 2007 (“FY 2007”) adjusted for deferred revenue under the lifetime jewelry plan and to exclude a positive tax adjustment and the impact of derivative versus hedge accounting on the Company’s silver and gold contracts.  Earnings and earnings per share, in each case as adjusted with respect to the items described above, are not measures of financial performance under GAAP.   These measures should not be considered as alternatives to earnings and earnings per share as computed under GAAP for the applicable period.

Management uses earnings and earnings per share measures adjusted for certain items as part of its evaluation of the performance of the Company.  Since management expects sales of lifetime jewelry protection plans to produce recognizable income in future periods and considers sales of these plans to be an important aspect of revenue production by stores, it considers earnings and earnings per share, as well as sales and other performance measures, that have been adjusted to reflect deferred revenue as important measures of sales efforts and other operating performance.   Since the positive vacation accrual adjustment and the gain on the sale of an asset in FY 2008 and the positive tax adjustment in FY 2007 are items that are expected to occur in unpredictable amounts and with uncertain frequency in the future, management excludes these items in evaluating current operating performance.  In addition, since hedging gold and silver prices reflects financial decisions and not just operating decisions, management utilizes earnings and earnings per share adjusted to exclude certain hedging impacts as a tool to evaluate operating performance. Further, the Company believes the adjusted earnings and earnings per share measures provide useful information to investors because the items described above had a significant impact during the applicable period and warrant special attention on the part of investors.

This press release also includes an estimate of “free cash flow” for FY 2009.  Free cash flow is a non-GAAP financial measure and is defined as cash flows from operating activities (in accordance with GAAP) less net capital expenditures.  Net capital expenditures include additions to property and equipment and proceeds from the sales of fixed assets.  The Company considers cash flows from operating activities to be the most comparable GAAP financial measure.

The Company believes the presentation of free operating cash flow presents useful information about the amount of cash generated from operations after making capital investments to support growth initiatives.  Free operating cash flow should not be considered as an alternative to cash flows from operating, financing or investing activities or as a measure of liquidity.  Further, free operating cash flow does not represent the total increase or decrease in the cash balance for the period.

Reconciliation of GAAP Information to Non-GAAP basis for fiscal 2007, diluted:

Dollars in thousands, except per share amounts

	Three Months Ended		Twelve Months Ended
	July 31, 2007		July 31, 2007
	Amount	Per Share	Amount	Per Share
Net Earnings from Continuing Operations, Per Above	$717	$0.01	$48,109	$0.98
Impact of Derivatives	(1,051)	(0.02)	(411)	(0.01)
Tax Adjustments	(6,742)	(0.14)	(6,742)	(0.14)
Total Before Change in Deferred Revenue	(7,076)	(0.15)	40,956	0.83
Change in Deferred Revenue	9,495	0.20	38,272	0.79
Net Earnings, as adjusted	$2,419	$0.05	$79,228	$1.62

Reconciliation of GAAP Information to Non-GAAP basis for fiscal 2008, diluted:

Dollars in thousands, except per share amounts

	Three Months Ended		Twelve Months Ended
	July 31, 2008		July 31, 2008
	Amount	Per Share	Amount	Per Share
Net (Loss) Earnings from Continuing Operations, Per Above	$(4,884)	$(0.15)	$3,717	$0.09
Gain on Sale of Diamond	(3,500)	(0.10)	(3,500)	(0.09)
Vacation Adjustment	(7,691)	(0.23)	(7,691)	(0.18)
Total Before Change in Deferred Revenue	(16,075)	(0.48)	(7,474)	(0.18)
Change in Deferred Revenue	9,191	0.27	48,335	1.14
Net (Loss) Earnings, as adjusted	$(6,884)	$(0.21)	$40,861	$0.96

Reconciliation of GAAP Information to Non-GAAP basis for fiscal 2009, diluted:

Dollars in thousands, except per share amounts

	Twelve Months Ended
	July 31, 2009
	Per Share Guidance Range
Net Earnings from Continuing Operations	$1.10	-	$1.25
Change in Deferred Revenue	1.25	-	1.25
Net Earnings adjusted for total warranty sales	$2.35	-	$2.50

Reconciliation of GAAP Information to Non-GAAP basis for fiscal 2009:

Dollars in thousands

	Twelve Months Ended
	July 31, 2009
	Amount Guidance Range
Net cash provided by operating activities	$190	-	$200
Payments for property and equipment	(45)	-	(45)
Free cash flow	$145	-	$155